Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Barry Goldstein
         Chief Executive Officer
         DCAP Group, Inc.
         (516) 374-7600


          DCAP Group Obtains Premium Finance Credit Facility Commitment

HEWLETT, N.Y., June 11, 2003 - DCAP Group, Inc. (OTCBB: DCAP), the largest chain of independent storefront insurance agencies in the northeastern United States, today announced that it has obtained a commitment from Manufacturers and Traders Trust Company to make available to DCAP's wholly-owned subsidiary, Payments
Inc., a credit facility of $18,000,000 to finance its premium finance operations. The two year credit facility will replace Payments Inc.'s current premium finance arrangement which is scheduled to expire on July 30, 2003.

     M&T's commitment to provide the credit facility is subject to a number of conditions, including Payments Inc.'s securing $3,500,000 of equity or deeply subordinated debt.

     Barry Goldstein, Chief Executive Officer of DCAP Group, stated "We are very pleased to have obtained the M&T commitment. We believe that the credit facility will permit us to continue to expand our premium finance operations. Rather than originating loans and selling the receivables to a third party for a fee, using the facility, we will be able to retain ownership of the receivable. We will transition from being a "broker" for the loans to being a principal."

     The securities offered to raise the $3,500,000 in required funds will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About DCAP Group

DCAP Group, Inc. is the largest chain of independent storefront insurance agencies in the Northeast. With more locations in the Northeast than any storefront insurance agency chain, DCAP is focused on building its business into a community-based, one-stop financial services center. Representing such top tier carriers as Progressive Corp. and Travelers, the Company offers its retail customers insurance and other services at the most competitive rates. DCAP provides car, motorcycle, homeowner, business and life insurance. More information is available at the Company's website, www.dcapgroup.com.



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Forward Looking Statements

Statements in this press release, other than purely historical information, including the comments regarding the Company's future plans and objectives and expected operating results, and statements of the assumptions underlying such statements, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained herein are based on certain assumptions that may not be correct. They are subject to all of the risks and uncertainties incident to the Company's business that are described in the reports and statements filed by the Company with the Securities and Exchange Commission, including (among others) those listed in the Company's Form 10-KSB.